EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2020 Results

· Net sales were $324.4 million in Q2 fiscal 2020
· Comparable store sales decreased 3.0% versus a 1.9% increase in the prior year; comparable transactions increased 0.7%

DALLAS, Feb. 05, 2020 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today reported net income of $10.9 million, or $0.24 per share, for the second quarter of fiscal 2020 compared to net income of $16.0 million, or $0.35 per share, for the second quarter of fiscal 2019.  Adjusted EBITDA, a non-GAAP measure, was $18.5 million for the second quarter of fiscal 2020, compared to $24.4 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Steve Becker, Chief Executive Officer, stated, “We again delivered positive transaction growth during the quarter despite a highly promotional environment and fewer shopping days between Thanksgiving and Christmas.  This transaction growth, however, did not fully offset the decline in basket, leading to a comp decrease of 3% for the period. Despite our topline performance, we managed our receipts tightly and ended the quarter with store level inventory down approximately 10% versus last year.”

Mr. Becker continued, “With veteran off-price merchandise leadership in place, we have significantly re-organized our merchant team, replaced the leadership at the divisional level and recruited over ten talented, off-price merchants.  We have reshaped this team with a focus on becoming a more flexible and opportunistic off-price buying organization.  Our penetration of closeout goods has increased, our values have improved and our vendor base has expanded meaningfully.  As we enter the spring season, we are focused on driving improved turn, showing our customers new deals with compelling value and driving inventory receipt freshness.  We are highly liquid and well positioned to chase goods in a great environment for sourcing off-price merchandise."

Second Quarter Fiscal 2020 Results of Operations

  Net sales were $324.4 million, compared to $338.4 million for the second quarter of fiscal 2019.  The Company’s sales comparison to the prior year was largely driven by a decline in comparable store sales performance and was also impacted by the net decrease of 15 stores during the last twelve months.

  Comparable store sales decreased 3.0% compared to the same period a year ago.  Transactions increased 0.7% and average ticket decreased 3.7%.  During the second quarter, two stores were closed, for an ending store count of 705 as of December 31, 2019.

  Gross profit was $105.8 million compared to $116.7 million for the second quarter of fiscal 2019.  Gross margin for the second quarter of fiscal 2020 declined to 32.6% compared to 34.5% last year.    The decrease in gross margin was primarily a result of higher markdowns driven by seasonal merchandise, higher recognized supply chain and transportation costs, and higher other cost of sales.

  As a percentage of net sales, selling, general and administrative expenses (SG&A) were 29.2% for the second quarter of fiscal 2020 compared to 29.7% in the same period last year.  SG&A was $94.7 million in the second quarter of fiscal 2020, compared to $100.4 million in the same period last year.  The decrease in SG&A was primarily due to lower incentive compensation and retention costs, as well as reduced advertising costs, partially offset by increased store labor costs.

  Operating income for the second quarter of fiscal 2020 was $11.1 million, compared to operating income of $16.3 million in the second quarter of fiscal 2019.

  The Company reported net income of $10.9 million, or $0.24 per share, for the second quarter of fiscal 2020 compared to net income of $16.0 million, or $0.35 per share, for the second quarter of fiscal 2019.

  EBITDA, a non-GAAP measure, was $17.7 million for the second quarter of fiscal 2020, compared to $23.3 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $18.5 million for the second quarter of fiscal 2020, compared to $24.4 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Six Months Ended December 31, 2019 Results of Operations

  Net sales were $548.9 million, compared to $565.7 million for the first six months of fiscal 2019.

  Comparable store sales decreased 2.1% compared to the same period a year ago.  Transactions increased 1.4% and average ticket decreased 3.4%.  During the first six months of fiscal 2020, one store was opened, one store was relocated, and nine stores were closed, for an ending store count of 705 as of December 31, 2019.

  Gross profit was $186.9 million compared to $199.2 million for the first six months of fiscal 2019.  Gross margin for the first six months of fiscal 2020 declined to 34.1% compared to 35.2% last year.    The decrease in gross margin was primarily a result of higher markdowns driven by seasonal merchandise, higher recognized supply chain and transportation costs, partially offset by improved initial merchandise mark-up for the first six months of fiscal 2020.

  As a percentage of net sales, SG&A was 33.6% for the first six months of fiscal 2020, relatively flat with 33.7% in the same period last year.  SG&A was $184.5 million in the first six months of fiscal 2020, compared to $190.4 million in the same period last year.  The decrease in SG&A was primarily due to lower incentive compensation and retention costs, as well as reduced advertising costs, partially offset by increased store labor costs.

  Operating income for the first six months of fiscal 2020 was $2.4 million, compared to operating income of $8.7 million in the first six months of fiscal 2019.

  The Company reported net income of $1.3 million, or $0.03 per share, for the first six months of fiscal 2020 compared to net income of $7.9 million, or $0.17 per share, for the first six months of fiscal 2019.

  EBITDA, a non-GAAP measure, was $15.5 million for the first six months of fiscal 2020, compared to $22.4 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $17.0 million for the first six months of fiscal 2020, compared to $24.3 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the second quarter of fiscal 2020 with $4.9 million in cash and cash equivalents and $3.6 million outstanding under its line of credit with availability on the line of $91.4 million, compared to $6.1 million in cash and cash equivalents and $5.0 million outstanding under its line of credit in the prior year.   Inventories at the end of the second quarter of fiscal 2020 were $204.0 million compared to $226.9 million in the prior year.  The Company’s inventory turnover for the trailing five quarters as of December 31, 2019 was 2.7 turns, consistent with the trailing five quarter turnover as of December 31, 2018 of 2.7 turns.

Fiscal Year 2020 Outlook
Mr. Becker added, “We continue to experience positive transaction growth entering the Spring season.  We are undergoing transformational changes led by our new merchant leadership, involving the entire merchant organization, buying processes and assortment, all of which will enable us to operate as a true off-pricer and will drive our success going forward. As we execute these changes, we are withdrawing our prior guidance. We expect Adjusted EBITDA for the full year to be positive, although down to last fiscal year.”

The Company plans to open approximately three new stores, relocate six stores, and close 28 stores in fiscal 2020. Capital expenditures for fiscal 2020 are expected to be in the range of approximately $23 million to $26 million. The increased level of capital spend from prior year reflects the investment in the Company’s strategic initiative to retrofit its Dallas distribution center, as well as an increase in investments in information technology, partially offset by fewer relocations and new stores. The Company expects to fund its capital investments primarily through a combination of cash from operations, cash flow generated from a strategic reduction in inventory, the potential sale of certain non-core real estate distribution assets, and if necessary, borrowings on its credit facility.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 685 stores in 39 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review second quarter fiscal 2020 financial results and provide a general business update today, February 5, 2020, at 8:00 a.m. Central Time.  Participants on the call will include Steven Becker, CEO, Stacie Shirley, CFO, and Paul Metcalf, Acting Chief Merchant.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, February 5, 2020 through 10:59 a.m., Central Time, Saturday, February 8, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 5383108.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they provide forward-looking information, including management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations and future financial position.  Forward-looking statements also include, but are not limited to, statements of management’s current plans and expectations in the “Fiscal Year 2020 Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy, projections regarding gross margin improvement related to the distribution retrofit project and other supply chain initiatives and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; our ability to successfully execute our real estate strategy; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended December 31,		Six Months Ended December 31,

	2019	2018	2019	2018

	(unaudited)		(unaudited)

Net sales	$324,414	$338,418	$548,853	$565,731
Cost of sales	218,638	221,673	361,945	366,568
Gross profit	105,776	116,745	186,908	199,163

Selling, general and administrative expenses	94,677	100,437	184,460	190,442

Operating income	11,099	16,308	2,448	8,721

Other income/(expense):
Interest expense	(726)	(767)	(1,391)	(1,355)
Other income, net	166	242	234	432
Income before income taxes	10,539	15,783	1,291	7,798

Income tax benefit	(398)	(223)	(18)	(99)

Net income	$10,937	$16,006	$1,309	$7,897

Earnings per share
Net income per common share:
Basic	$0.24	$0.35	$0.03	$0.17
Diluted	$0.24	$0.35	$0.03	$0.17

Weighted average number of common shares:
Basic	45,218	44,733	45,086	44,612
Diluted	45,218	44,736	45,086	44,618

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	December 31,	June 30,	December 31,
	2019	2019	2018
	(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,903	$11,395	$6,121
Inventories	204,008	237,895	226,903
Prepaid expenses	5,262	5,388	5,517
Current assets held for sale	4,601	—	—
Other current assets	2,861	1,822	2,244
Total Current Assets	221,635	256,500	240,785
Property and equipment, net	101,252	110,146	114,887
Operating lease right-of-use assets	355,187	—	—
Deferred financing costs	885	994	513
Other assets	2,561	2,881	3,143
Total Assets	$681,520	$370,521	$359,328

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$72,945	$91,251	$79,438
Accrued liabilities	44,963	45,923	56,741
Operating lease liabilities	71,590	—	—
Total Current Liabilities	189,498	137,174	136,179

Operating lease liabilities — non-current	310,814	—	—
Borrowings under revolving credit facility	3,600	34,650	5,000
Deferred rent	—	23,551	23,444
Asset retirement obligation — non-current	3,002	3,002	3,002
Other liabilities — non-current	1,149	835	1,786
Total Liabilities	508,063	199,212	169,411

Stockholders' equity	173,457	171,309	189,917
Total Liabilities and Stockholders' Equity	$681,520	$370,521	$359,328

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
	Six Months Ended December 31,

	2019	2018

	(unaudited)
Cash flows from operating activities:
Net income	$1,309	$7,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,807	13,283
Amortization of financing costs	108	158
(Gain)/loss on disposal of assets	137	(18)
Share-based compensation	1,559	1,832
Construction allowances from landlords	483	598
Change in operating assets and liabilities:
Inventories	33,769	7,389
Prepaid and other assets	(578)	(42)
Accounts payable	(23,263)	(15,244)
Accrued liabilities	1,424	15,869
Operating lease assets and liabilities	219	—
Deferred rent	—	(38)
Income taxes payable	46	73
Other liabilities — non-current	101	957
Net cash provided by operating activities	28,121	32,714

Cash flows from investing activities:
Capital expenditures	(8,365)	(8,067)
Purchase of intellectual property	(20)	(273)
Proceeds from sale of assets	22	21
Net cash used in investing activities	(8,363)	(8,319)

Cash flows from financing activities:
Proceeds under revolving credit facility	142,300	86,600
Repayments under revolving credit facility	(173,350)	(120,080)
Change in cash overdraft	4,957	5,770
Payments on capital leases	(157)	(81)
Proceeds from exercise of common stock options	—	7
Net cash provided by financing activities	(26,250)	(27,784)

Net decrease in cash and cash equivalents	(6,492)	(3,389)
Cash and cash equivalents, beginning of period	11,395	9,510
Cash and cash equivalents, end of period	$4,903	$6,121

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles actual net income, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net income (GAAP)	$10,937	$16,006	$1,309	$7,897
Depreciation and amortization	6,424	6,729	12,807	13,283
Interest expense, net	719	760	1,382	1,335
Income tax benefit	(398)	(223)	(18)	(99)
EBITDA (non-GAAP)	$17,682	$23,272	$15,480	$22,416
Share-based compensation expense (1)	854	1,108	1,559	1,832
Cease-use rent expense (2)	—	7	—	72
Adjusted EBITDA (non-GAAP)	$18,536	$24,387	$17,039	$24,320

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.

(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

INVESTOR RELATIONS: Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com

MEDIA:  Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com